P R O G E N
                                                              Industries Limited


      PROGEN ACHIEVES EFFICACY ENDPOINT IN PHASE II MULTIPLE MYELOMA TRIAL

BRISBANE,  AUSTRALIA  JULY  8TH  2003,  Progen Industries Ltd (ASX: PGL, Nasdaq:
PGLAF) announces the completion of the PI-88 Phase II trial in Multiple Myeloma and achievement of the study's primary efficacy endpoints.

The primary endpoint of the study was to investigate clinical efficacy in patients who had exhausted other treatment options. For the purposes of this study, a clinical response was prespecified as patients remaining stable or experiencing a decrease in blood levels of paraprotein (a marker of multiple myeloma disease severity). This endpoint was achieved in 39% of patients in the study.

The  Phase  II  trial  was  conducted  in three centres in Australia: The Alfred
Hospital in Melbourne, the Newcastle Mater Misericordiae Hospital and the Wesley
Hospital  in  Brisbane under the guidance of principal investigators Drs. Andrew
Spencer, Arno Enno and John Bashford respectively. A total of 19 patients were enrolled in the study. All patients had relapsed or refractory multiple myeloma, which means that their tumours had either responded to chemotherapy and then progressed, or had never responded to chemotherapy. Patients were treated with PI-88 subcutaneously, on four consecutive days each week and were monitored for levels of paraprotein.

Dr.  Robert  Don,  Vice  President  for Research and Development at Progen said.
"PI-88 activity has been seen in this disease and these results indicate that stabilization of multiple myeloma with PI-88 with acceptable side effects is possible. The PI-88 clinical trial program has been deliberately designed to investigate PI-88's safety and efficacy across a range of cancers to ensure a comprehensive data package is available."

Progen Managing Director Lewis Lee commented, "The completion of this Phase II trial is an important milestone for demonstrating the company's ability to discover, develop and trial new drugs. There is no doubt that this core competency will be a critical component of our business strategy for progressing other drug candidates through the clinic. In conjunction with the increasing revenue and profitability in our Life Sciences and Contract Manufacturing
Divisions, commercialising R&D investments will help cement Progen's image as an innovative and competitive biotechnology company."

Progen has recently formed a new business development team to embark on licensing Progen's lead candidates to pharmaceutical and biotechnology companies. The team is led by Dr. Darren Schliebs, Vice President for Business
Development. Dr. Schliebs brings business development and licensing expertise, gained in the US market, coupled with a strong background in scientific research and biotechnology. He believes the timing is right for Progen to bring in a valuable licensing deal. "With the recent advances in the area of angiogenesis
[blood vessel growth] - for example, US biotech Genentech's favourable Phase III
Avastin(R) results combined with chemotherapy in advanced colorectal cancer, people are refocusing on this field for new cancer therapies. With the current and anticipated data from our clinical program Progen is building an attractive licensing package for PI-88. I am excited to be involved in such an innovative drug discovery and development program," said Dr. Schliebs.


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
KEYWORDS - Progen, cancer, PI-88, Phase I, Phase II, clinical trials, multiple myeloma.

WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:
Progen Achieves Objectives of Share Purchase Plan              www.progen.com.au/news/latest_news.cfm?item=298.0
                                                               -------------------------------------------------
International Results Validate Progen's Strategy               www.progen.com.au/news/latest_news.cfm?item=295.0
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Additional Results Support Trial Program                       www.progen.com.au/news/latest_news.cfm?item=293.0
                                                               -------------------------------------------------
Progen to manufacture Peplin Compound                          www.progen.com.au/news/latest_news.cfm?item=289.0
                                                               -------------------------------------------------
Contract with US based Sequella Inc.                           www.progen.com.au/news/latest_news.cfm?item=286.0
                                                               -------------------------------------------------
Half-year report (PDF download available)                      www.progen.com.au/news/latest_news.cfm?item=288.0
                                                               -------------------------------------------------
PI-166 Liver Cancer trial Commences                            www.progen.com.au/news/latest_news.cfm?item=285.0
                                                               -------------------------------------------------
Progen reports 58% increase in revenue                         www.progen.com.au/news/latest_news.cfm?item=282.0
                                                               -------------------------------------------------
PI-88 mode of action                                           www.progen.com.au/researchdevelopment/pi-88.cfm
                                                               -----------------------------------------------
Progen Industries Ltd.                                         www.progen.com.au
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

ABOUT  PROGEN:
Progen Industries Limited is an Australian biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of various diseases. Progen's three key areas of expertise are:

     - CLINICAL DEVELOPMENT via a comprehensive clinical trials programme involving its two lead compounds - PI-88 and PI-166.
     - DRUG DISCOVERY projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
     - COMMERCIAL SERVICES INCLUDING the manufacture of biopharmaceutical products to world-class standards and distribution of high technology consumable products for large multinational and biotechnology clients.


CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch                                 Lewis Lee
Business Development                           Manager Managing Director
Progen Industries Limited                      Progen Industries Limited
Ph: 61 7 3273 9100                             Ph: 61 7 3273 9100


PROGEN'S RESEARCH PROGRAM:                     PATIENT ENQUIRY LINE
Dr. Robert Don                                 Tel: 0417 436 548
Vice President Research & Development          Email: research@progen.com.au
Progen Industries Limited                             ----------------------
Ph: 61 7 3273 9100



This press release contains forward-looking statements that are based on current management expectations that may change from time to time. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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